Exhibit 99.1

NEWS RELEASE

Hecla Names Rob Krcmarov as President and CEO

Seasoned mining executive with more than 35 years of industry expertise

FOR IMMEDIATE RELEASE

November 4, 2024

COEUR D’ALENE, Idaho, November 4, 2024 — Hecla Mining Company (NYSE: HL) today announced that its Board of Directors has appointed Rob Krcmarov as the company’s new President and Chief Executive Officer (“CEO”), effective November 7, 2024. Mr. Krcmarov will also join Hecla’s Board of Directors. He succeeds Catherine (“Cassie”) J. Boggs, who has served as Interim President and CEO since May 22, 2024, and will remain as Chair of the Board of Directors.

"We are excited that Rob Krcmarov will be Hecla’s new CEO and join the Board," said Ms. Boggs. “The Board conducted a rigorous selection process to ensure that our new CEO has the right experience, vision, and leadership to guide Hecla forward, and that is Rob. Rob is a highly respected figure in the mining industry with a proven track record across various international markets. His experience in managing complex operations and his commitment to safe, sustainable mining practices make him the ideal fit for Hecla’s next chapter. We look forward to his input on all of our operations, including our large inventory of exploration and pre-development projects."

Mr. Krcmarov stated, "It’s a privilege to join Hecla and lead such a talented and dedicated team. I look forward to building upon Hecla’s legacy of operational excellence, culture of innovation, and continuous improvement and furthering our commitment to safety, environmental responsibility, and stakeholder engagement."

A seasoned geologist and mining executive, Mr. Krcmarov brings over three decades of industry expertise. Prior to joining Hecla, he served for 13 years on the executive leadership team at Barrick Gold Corporation, including his most recent role as Executive Vice President of Exploration and Growth. Mr. Krcmarov’s international experience spans many countries on five continents, and he has a strong track record of running efficient and safe operations, evaluating new business opportunities, conducting effective community relations, and engaging in constructive dialogue with institutional investors, financial markets, board members, government officials, and other stakeholders. Mr. Krcmarov’s leadership capabilities span mineral exploration, drilling operations, mining operations, change management, research and development, and strategic planning.

Mr. Krcmarov holds a Master of Economic Geology from the University of Tasmania and a Bachelor of Science in Geology from the University of Adelaide.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	1

Additionally, the Company announced the promotion of Carlos Aguiar from Vice President – Operations to Senior Vice President and Chief Operating Officer effective also as of November 7, 2024. Mr. Aguiar, who joined Hecla in 1996, was appointed Vice President – Operations in August 2023 after serving as Vice President and General Manager at the Lucky Friday Mine and previously at the San Sebastian Mine. With over 25 years of engineering and management experience in mining, he has held various leadership roles across Hecla’s operations. Mr. Aguiar holds a degree in Chemical Engineering with a minor in Metallurgy from the University of Sonora (Mexico).

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Anvita M. Patil, Vice President – Investor Relations and Treasurer

Cheryl Turner, Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	2